As filed with the Securities and Exchange Commission on May 3, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALLY BEAUTY HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-2257936
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3001 Colorado Boulevard
Denton, Texas	76210
(Address of Principal Executive Offices)	(Zip Code)

SALLY BEAUTY HOLDINGS, INC. 2007 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Raal H. Roos

Senior Vice President, General Counsel and Secretary

SALLY BEAUTY HOLDINGS, INC.

3001 Colorado Boulevard

Denton, Texas 76210

(Name and Address of Agent For Service)

(940) 898-7500

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Thomas W. Hughes, Esq.

Fulbright & Jaworski L.L.P.

2200 Ross Avenue Suite 2800

Dallas, Texas 75201

Telephone: (214) 855-8000

Facsimile: (214) 855-8200

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	10,000,000 shares	$9.79	$97,900,000	$3,005.53

(1)          Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required under the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of the Registrant’s common stock, par value $0.01 per share, on May 2, 2007 (as reported on The New York Stock Exchange).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*                                         Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which were filed by Sally Beauty Holdings, Inc. (the “Registrant”), with the Securities and Exchange Commission (the “Commission”), and any future filings made by the Registrant with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

1.             Annual report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Commission on
December 22, 2006;

2.             Amendment No. 1 to annual report on Form 10-K/A for the fiscal year ended September 30, 2006, filed with the Commission on April 9, 2007;

3.             Quarterly report on Form 10-Q for the quarter ended December 31, 2006, filed with the Commission on
February 9, 2007;

4.             Current report on Form 8-K, dated January 12, 2007, filed with the Commission on January 16, 2007;

5.             Current report on Form 8-K, dated January 24, 2007, filed with the Commission on January 29, 2007;

6.             Current report on Form 8-K, dated February 15, 2007, filed with the Commission on February 16, 2007; and

7.             A description of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), is set forth under the caption “Description of New Sally Capital Stock” in the Registrant’s prospectus which forms a part of the Registrant’s registration statement on Form S-4 (File No. 333-136259) filed with the Commission on August 2, 2006, as thereafter amended.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Delaware General Corporation Law

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Amended and Restated Certificate of Incorporation

The Registrant’s amended and restated certificate of incorporation provides that each of its directors shall be indemnified to the fullest extent permitted by Delaware law, provided that the Registrant shall not be obligated to indemnify or advance expenses to a director in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Registrant’s board of directors.

Second Amended and Restated By-Laws

The Registrant’s second amended and restated by-laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving at the request of the Registrant, as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that, with respect to proceedings to enforce rights to indemnification, the Registrant shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Registrant’s board of directors, subject to certain exceptions. The Registrant’s amended and restated by-laws also provide that any person entitled to such indemnification shall have the right to be paid by the Registrant expenses incurred in defending such proceeding in advance of its final disposition.

Director and Officer Indemnification Agreements

Gary G. Winterhalter is party to an Indemnification Agreement with the Registrant which provides, among other things, that subject to the procedures set forth therein, the Registrant will, to the fullest extent permitted by applicable law, indemnify Mr. Winterhalter if, by reason of his corporate status as a director or officer of the Registrant or any of its subsidiaries or, at the Registrant’s request, of another entity, he incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature.  In addition, the Indemnification Agreement provides for the advancement of expenses incurred by Mr. Winterhalter, subject to certain exceptions, in connection with any proceeding covered by the Indemnification Agreement.  It also requires that the Registrant cover Mr. Winterhalter under liability insurance available to any of its directors, officers or employees.

David L. Rea is a party to an Indemnification Agreement with the Registrant which provides, among other things, that subject to the procedures set forth therein, the Registrant will, to the fullest extent permitted by applicable law, indemnify Mr. Rea if, by reason of his corporate status as an officer, he incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by Mr. Rea, subject to certain exceptions, in connection with any proceeding covered by the Indemnification Agreement. It also requires that the Registrant cover Mr. Rea under liability insurance available to any of its directors, officers or employees.

Each member of the Registrant’s board of directors is a party to an Indemnification Agreement with the Registrant which provides, among other things, that subject to the procedures set forth therein, the Registrant will, to the fullest extent permitted by applicable law, indemnify a director if, by reason of such director’s status as a director of the Registrant, such director incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal administrative or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. Each indemnification agreement also requires that the Registrant cover a director under liability insurance available to any of the Registrant’s directors, officers or employees.

Insurance

The Registrant has obtained a directors’ and officers’ liability insurance policy insuring the directors and officers of the Registrant against certain losses resulting from wrongful acts committed by them as directors and officers of the Registrant, including liabilities arising under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index to this Registration Statement and are incorporated herein by reference.

Item 9.    Undertakings.

(a)           The Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denton, State of Texas, on this 3rd day of May, 2007.

SALLY BEAUTY HOLDINGS, INC.

By:	/s/ Raal H. Roos
Raal H. Roos
Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James G. Berges	Chairman of the Board of Directors	May 3, 2007
James G. Berges

/s/ Gary G. Winterhalter	President, Chief Executive Officer and	May 3, 2007
Gary G. Winterhalter	Director (Principal Executive Officer)

/s/ David L. Rea	Senior Vice President and Chief Financial	May 3, 2007
David L. Rea	Officer (Principal Financial and
Accounting Officer)

/s/ Kathleen Affeldt	Director	May 3, 2007
Kathleen Affeldt

/s/ Marshall E. Eisenberg	Director	May 3, 2007
Marshall E. Eisenberg

/s/ Donald J. Gogel	Director	May 3, 2007
Donald J. Gogel

/s/ Walter Metcalfe	Director	May 3, 2007
Walter Metcalfe

/s/ Robert R. McMaster	Director	May 3, 2007
Robert R. McMaster

/s/ John Miller	Director	May 3, 2007
John Miller

/s/ Martha Miller de Lombera	Director	May 3, 2007
Martha Miller de Lombera

/s/ Edward W. Rabin	Director	May 3, 2007
Edward W. Rabin

/s/ Richard J. Schnall	Director	May 3, 2007
Richard J. Schnall

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
4.1	—

Amended and Restated Certificate of Incorporation of Sally Beauty Holdings, Inc., dated November 16, 2006, which is incorporated herein by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on November 20, 2006

4.2

Second Amended and Restated Bylaws of Sally Beauty Holdings, Inc., dated December 5, 2006, which is incorporated herein by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 7, 2006

4.4*	—	Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan
5.1*	—	Opinion of Debevoise & Plimpton LLP regarding the validity of the securities being registered.
23.1*	—	Consent of Debevoise & Plimpton LLP (included as part of Exhibit 5.1).
23.2*	—	Consent of KPMG LLP
24.1*	—	Power of Attorney

* Filed herewith.